UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PCTEL, INC.

(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

DELAWARE	471 BRIGHTON DRIVE	77-0364943
(state or other jurisdiction of incorporation or organization)	BLOOMINGDALE, ILLINOIS 60108 (address of principal executive offices)	(I.R.S. employer identification number)

PCTEL, INC. STOCK PLAN

(full title of plan)

MARTIN H. SINGER

CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER

PCTEL, INC.

471 BRIGHTON DRIVE

BLOOMINGDALE, IL 60108

(630) 372-6800

(name, address, and telephone number of agent for service)

copies to:

GARY I. LEVENSTEIN, ESQ.

DAVID R. BROWN, ESQ.

NIXON PEABODY LLP

70 W. MADISON ST., SUITE 3500

CHICAGO, IL 60602

(312) 977-4400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934:

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

TITLE OF SECURITIES TO BE REGISTERED	MAXIMUM AMOUNT TO BE REGISTERED	PROPOSED MAXIMUM OFFERING PRICE PER SHARE	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE	AMOUNT OF REGISTRATION FEE
Common Stock ($0.001 par value) to be issued under PCTEL, Inc. Stock Plan	3,573,981	$7.13(1)	$25,482,485	$2,961.06

(1)	The offering price of $7.13 per share is estimated in accordance with Rule 457(c) under the Securities Act of 1933, as amended (“Securities Act”), solely for the purpose of computing the amount of the registration fee and is equal to the average of the high and low sales price of a share of PCTEL, Inc. common stock as reported in the consolidated reporting system of the NASDAQ Global Select Market on July 15, 2015, which was $7.13.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

PCTEL, Inc.’s (“we” or the “Company”) Registration Statement on Form S-8/S-3 as filed with the Commission on April 17, 2000 (File No. 333-34910), Registration Statement on Form S-8 as filed with the Commission on May 30, 2001 (File No. 333-61926), Registration Statement on Form S-8 as filed with the Commission on February 4, 2002 (File No. 333-82120), Registration Statement on Form S-8 as filed with the Commission on February 14, 2003 (File No. 333-103233), Registration Statement on Form S-8 as filed with the Commission on February 9, 2004 (File No. 333-112621), Registration Statement on Form S-8 as filed with the Commission on January 18, 2005 (File No. 333-122117), Registration Statement on Form S-8 as filed with the Commission on January 13, 2006 (File No. 333-131020), Registration Statement on Form S-8 as filed with the Commission on July 3, 2006 (File No. 333-135586), and Registration Statement on Form S-8 as filed with the Commission on July 20, 2010 (File No. 333-168222), collectively referred to as the “Prior Form S-8s”, are incorporated herein by reference. Unless otherwise specified, capitalized terms herein shall have the meanings ascribed to them in the Prior Form S-8s.

On June 10, 2015, our stockholders approved the amendment and restatement of the PCTEL, Inc. Stock Plan (previously known as the “1997 Stock Plan”) (the “Stock Plan”) to, among other things, increase the number of shares of common stock authorized for issuance under the Stock Plan. As amended and restated, the Stock Plan provides that the maximum aggregate number of shares with respect to which awards may be made under the Stock Plan after the effective date of the amendment and restatement is the sum of (i) 3,573,981 shares, plus (ii) any shares returned (or that would have otherwise been returned) to the Stock Plan on or after the date of approval of the amendment and restatement of the Stock Plan as a result of the Stock Plan’s lapsed share and share counting provisions, plus (iii) any remaining shares that would have been available for grant under the Stock Plan as of the effective date of the amendment and restatement.

At the time of the approval of the amendment and restatement of the Stock Plan by our stockholders, there were 2,058,769 shares of the Registrant’s Common Stock that had been previously registered under the Prior Form S-8s and that were available for issuance under the Stock Plan. In addition, under the Stock Plan there were an aggregate of 316,740unvested restricted shares outstanding and outstanding options to purchase 1,437,661 shares. Substantially all of the shares that remained available for grants under the Stock Plan had already been committed to awards under various incentive programs. Accordingly, we requested, and obtained, the approval of our stockholders to increase the number of shares available to enable PCTEL to continue making planned awards in 2015 and subsequent years.

Under the Prior Form S-8s, we previously registered an aggregate of 12,587,663 shares of Common Stock for issuance under the Stock Plan. We are now registering an additional 3,573,981 shares (the increase approved by our stockholders on June 10, 2015) of our Common Stock under this Registration Statement, all of which are reserved for issuance under the Stock Plan.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

ITEM 8. EXHIBITS

Exhibit No.	Description

5.1	Opinion of Nixon Peabody LLP

10.1*	Stock Plan, as amended and restated June 10, 2015

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Nixon Peabody LLP (contained in Exhibit 5.1)

24.1	Power of Attorney

*	Incorporated by reference from Appendix A to the Registrant’s Definitive Proxy Statement on Schedule 14A filed April 30, 2015.

[SIGNATURE PAGE FOLLOWS]

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Bloomingdale, Illinois, on this 20th day of July, 2015.

PCTEL, INC.

By:	/s/ Martin H. Singer
Martin H. Singer
Chairman of the Board and Chief Executive Officer

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